EXHIBIT 2

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of July 22, 1997, is by and between Boddie-Noell Properties, Inc., a Delaware corporation (the "Company"), and Boddie-Noell Properties of Maryland, Inc., a Maryland corporation (the "Maryland Company").

                                    RECITALS

         WHEREAS, the Board of Directors of the Company and the Board of Directors of the Maryland Company each have determined that it is in the best interests of their respective shareholders to effect the merger provided for herein upon the terms and subject to the conditions set forth therein; and

         NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto adopt the plan of reorganization encompassed by this agreement and agree as follows:

                                    ARTICLE I

                       THE MERGER; CLOSING; EFFECTIVE TIME

         1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), the Company shall be merged with and into the Maryland Company and the separate corporate existence of the Company shall thereupon cease (the "Merger"). To the extent the Merger constitutes a transaction for federal income tax purposes, the parties intend that the Merger qualify as a reorganization described in Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended. The Maryland Company shall be the surviving entity in the Merger (sometimes hereinafter referred to as the "Surviving Entity") and shall continue to be governed by the laws of the State of Maryland, and the separate existence of the Maryland Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL") and the Maryland General Corporation Law (the "MGCL").

         1.2 Closing. The closing of the Merger (the "Closing") shall take place
(i) at the offices of Smith Helms Mulliss & Moore, L.L.P., 2800 Two Hannover Square, Raleigh, North Carolina 27601 at 10:00 a.m. local time on the first business day on which the last to be fulfilled or waived of the conditions set forth in Section 6.1 hereof shall be fulfilled or (ii) at such other place and time and/or on such other date as the Company and the Maryland Company may agree.

         1.3 Effective Time. Following the Closing, and provided that this Agreement has not been terminated or abandoned pursuant to Article VII hereof, the Company and the Maryland Company will, at such time as they deem advisable, cause a Certificate of Ownership and Merger (the "Certificate of Ownership and Merger") to be executed, acknowledged and filed with the Secretary of State of Delaware as provided in Section 253 of the DGCL and Articles of Merger (the "Articles of Merger") to be filed with the State Department of Assessments and Taxation of Maryland (the "SDAT") as provided in Section 3-105 of the MGCL. The Merger shall become effective at the later of the filing of the Certificate of Ownership and Merger with the Secretary of State of Delaware and the acceptance for record of the Articles of Merger by the SDAT (the "Effective Time").

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                                   ARTICLE II

                      ARTICLES OF INCORPORATION AND BYLAWS
                          OF THE SURVIVING CORPORATION

         2.1 Articles of Incorporation. Except as set forth in Section 8.8, the Articles of Incorporation of the Maryland Company in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Entity, until duly amended in accordance with the terms thereof and the MGCL.

         2.2 The Bylaws. The Bylaws of the Maryland Company in effect at the Effective Time shall be the Bylaws of the Surviving Entity, until duly amended in accordance with the terms thereof and the MGCL.

                                   ARTICLE III

                             DIRECTORS AND OFFICERS
                          OF THE SURVIVING CORPORATION

         3.1 Directors and Officers. The directors and officers of the Company at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Entity until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Entity's Articles of Incorporation and Bylaws.

                                   ARTICLE IV

                     EFFECT OF THE MERGER ON CAPITAL STOCK;
                            EXCHANGE OF CERTIFICATES

         4.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any capital stock of the Company:

                  (a) Each share of the common stock, par value $0.01 per share (the "Company Shares") of the Company issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share (the "Maryland Company Shares") of the Maryland Company. Each certificate (each, a "Certificate") representing any such Company Shares shall thereafter represent the right to receive Maryland Company Shares. All Company Shares shall no longer be outstanding and shall be canceled and retired and shall cease to exist.

                  (b) Each Company Share issued and held in the Company's treasury at the Effective Time, shall by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

                  (c) At the Effective Time, each Maryland Company Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Maryland Company or the holder of such shares, be canceled and retired without payment of any consideration therefor.

                  (d) Each option or other right to purchase or otherwise acquire Company Shares pursuant to stock option or other stock-based plans of the Company granted and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder of such option or right, be converted into and become a right to purchase or otherwise acquire the same number of Maryland Company Shares at the same price per share and upon the same terms and subject to the same conditions as applicable to such options or other rights immediately prior to the Effective Time.

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         4.2      Exchange of Certificates for Company Shares.

                  (a) Exchange Agent. As of the Effective Time, the Company shall deposit with an exchange agent (the "Exchange Agent"), for the benefit of the holders of Company Shares, for exchange in accordance with this Article IV, certificates representing the Maryland Company Shares (such certificates, together with the amount of any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to
Section 4.1 in exchange for outstanding Company Shares.

                  (b) Exchange Procedures. Promptly after the Effective Time, the Surviving Entity shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Entity may specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Maryland Company Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of Maryland Company Shares and (y) a check representing unpaid dividends and distributions, if any, which such holder has the right to receive in respect of shares represented by the Certificate surrendered pursuant to the provisions of this Article IV, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrue on unpaid dividends and distributions, if any, payable to holders of Certificates. In the event of a transfer of ownership of Company Shares which is not registered in the transfer records of the Company, a certificate representing the proper number of Maryland Company Shares may be issued to such a transferee if the Certificate representing such Company Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for Maryland Company Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefore is registered, it shall be a condition of such exchange that the person requesting this exchange shall pay any transfer or other taxes required by reason of the issuance of Certificates for such Maryland Company Shares in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Surviving Entity that such tax has been paid or is not applicable.

                  (c) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Company Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Entity for transfer, they shall be canceled and exchanged for the Maryland Company Shares deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article IV.

                  (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Maryland Company Shares that remain unclaimed by the shareholders of the Company for six months after the Effective Time) shall be paid to the Surviving Entity. Any shareholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to the Surviving Entity for payment of their Maryland Company Shares and unpaid dividends on Maryland Company Shares deliverable in respect of each Company Share such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of Company Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (e) No Liability. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such person of a bond in such amount as the Surviving Entity may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, a certificate representing Maryland


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Company Shares and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                                    ARTICLE V

                                    COVENANTS

         5.1 Stock Exchange Listing. The Maryland Company shall use its best efforts to cause the Maryland Company Shares to be issued in the Merger to be approved for listing on the American Stock Exchange, Inc. (AMEX), subject to official notice of issuance, prior to the Closing Date.

         5.2 Indemnification; Directors' and Officers' Insurance. From and after the Effective Time, the Surviving Entity agrees that it will indemnify, and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (i) any individual who is a present or former director or officer of the Company or (ii) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by law.

                                   ARTICLE VI

                                   CONDITIONS

         6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of the Maryland Company and the Company to consummate the Merger are subject to the fulfillment of each of the following conditions:

                  (a) Shareholder Approval. This Agreement shall have been duly approved by the holders of a majority of the Company Shares, in accordance with applicable law and the Amended Certificate of Incorporation and Bylaws of the Company.

                  (b) AMEX Listing. The Maryland Company Shares issuable to the Company shareholders pursuant to this Agreement shall have been authorized for listing on AMEX upon official notice of issuance.

                                   ARTICLE VII

                                   TERMINATION

         7.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of the Company Shares, by the mutual consent of the Board of Directors of the Company and the Board of Directors of the Maryland Company.

         7.2 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article VII, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement.

                                  ARTICLE VIII

                            MISCELLANEOUS AND GENERAL

         8.1 Modification or Amendment. Subject to the applicable provisions of the DGCL and the MGCL,



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at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

         8.2 Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

         8.3 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

         8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the States of Delaware and Maryland.

         8.5 No Third-Party Beneficiaries. Except as provided in Section 5.2, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         8.6 Headings. The Article, Section and paragraph headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

         8.7 Service of Process. The Maryland Company may be served with process in the State of Maryland in any proceeding for the enforcement of any obligation of the Company, as well as for enforcement of any obligations of the Maryland Company arising from the Merger, and it does hereby irrevocably appoint the Secretary of State of the State of Maryland as its agent to accept service of process in any such suit or other proceedings. The address to which a copy of such process shall be mailed by the Secretary of State to the Maryland Company is 3710 One First Union Center, Charlotte, North Carolina 28202.

         8.8 Amendment of Articles. At the Effective Time, the Articles of Incorporation of the Maryland Company will be amended in order to (i) change the name of the Maryland Company to Boddie-Noell Properties, Inc.
and (ii) delete in its entirety Section 5.5 thereof.

                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.

                                 BODDIE-NOELL PROPERTIES, INC.


ATTEST: /s/ Philip S. Payne      By:   /s/ D. Scott Wilkerson, President and CEO
                                   ---------------------------------------------




                                 BODDIE-NOELL PROPERTIES OF MARYLAND, INC.



ATTEST: /s/ Philip S. Payne      By:   /s/ D. Scott Wilkerson, President and CEO
                                   ---------------------------------------------



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